EXHIBIT 99.1

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Prices $525 Million Convertible Senior Notes

FULLERTON, California, December 11, 2006 – Beckman Coulter, Inc. (NYSE:BEC), today announced the pricing of its offering of $525 million aggregate principal amount of Convertible Senior Notes due 2036. The notes are being sold in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Beckman Coulter also granted the initial purchasers an option to purchase up to $75 million aggregate principal amount of additional notes to cover overallotments.

The notes will pay interest semiannually at a rate of 2.50 percent per annum and, under certain circumstances, beginning with the six-month period beginning December 15, 2012, contingent interest. The notes will be convertible, at the holder’s option, at an initial conversion rate of 13.4748 shares per $1,000 principal amount of notes, which represents a 25.0 percent conversion premium based on the closing sale price of $59.37 per share on December 11, 2006. In certain circumstances, the notes may be convertible into cash up to the principal amount and, if applicable, shares of common stock with respect to any excess conversion value. On and after December 15, 2013, holders may convert their notes at any time, regardless of the circumstance. Upon the occurrence of certain designated events, the conversion value of the notes will be increased.

Holders may require Beckman Coulter to repurchase all or part of their notes on December 15, 2013, 2016, 2021, 2026 and 2031 or upon the occurrence of certain designated events. In addition, on or after December 20, 2013, Beckman Counter may redeem all or part of the notes. Upon such events, Beckman Counter will repurchase or redeem such notes for cash at a price equal to 100% of the principal amount of the notes being repurchased or redeemed, plus accrued and unpaid interest.

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Beckman Coulter

Beckman Coulter estimates that the net proceeds from this offering will be approximately $512.5 million after deducting discounts, commissions and estimated expenses associated with the offering (not including proceeds from any exercise of the over-allotment option), and expects to use (i) approximately $100.0 million of the net proceeds to repurchase shares of its common stock, some or all of which may be purchased contemporaneously with the closing of the sale of the notes including through block trades with one or more of the initial purchasers and/or their affiliates, (ii) approximately $245.0 million of the net proceeds to consummate the tender offer for any and all of its outstanding 7.45% Senior Notes due 2008, including expenses and fees, (iii) approximately $185.0 million to repay the bridge facility it entered into in connection with its acquisition of Lumigen, Inc., and (iv) the remainder of the net proceeds to reduce amounts outstanding under its revolving credit facility. The purpose of the offering is to reduce Beckman Coulter’s interest expense in order to fund additional research and development activities, including its molecular diagnostics project.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The sale of the notes and the shares of Beckman Coulter common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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